 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 16, 2006

Forward Industries, Inc.

(Exact name of registrant as specified in its charter)

New York	000-6669	13-1950672
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1801 Green Road, Suite E Pompano Beach, FL	33064
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code

(954) 419-9544

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On Monday, November 20,  2006, the Company issued a press release announcing its results of operations for its Fiscal Year  ended September 30, 2006.  A copy of the press release is attached as Exhibit 99.1.

Item 5.02(E) DEPARTURE OF DIRECTORS OR certain OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF certain OFFICERS; compensatory arrangements of certain officers

(e)          On Thursday, November, 16, 2006, the Compensation Committee of the Board of Directors of Forward Industries, Inc. (the "Company") voted unanimously to increase the annual salary of Douglas W. Sabra, the Company's Vice President and Chief Financial Officer, pursuant to his employment agreement with the Company to $225,000 from $185,000, effective immediately, all other terms of Mr. Sabra's employment agreement remain unchanged.

Under the previously disclosed terms of his agreement, Mr. Sabra was entitled to receive salary at a rate of $185,000 per annum in consideration of his services as Vice President and Chief Financial Officer.  No stock options or other equity compensation was granted pursuant to this agreement.  Mr. Sabra is eligible to receive bonus compensation in each year of the term of his agreement based on achievement of financial goals.  The formula that determines the amount of bonus that may be earned in each year during the term of the agreement is based on the extent to which, if any, the Company's Pre-Tax Income (as defined) exceeds, achieves or fails to exceed the target level for such year, which is to be identified at the beginning of each fiscal year during the term of each agreement by the Compensation Committee of the Company's Board of Directors.  Mr. Sabra is also entitled to receive an auto allowance and customary benefits including health and disability insurance, participation in the Company's 401K plan and life insurance.  In addition to the foregoing, Mr. Sabra may, by notice, terminate his agreement in the event that "good cause" (as defined in his agreement) is established, in which case he would be entitled to receive six months of his salary on the date of termination (at the rate in effect when notice is given) plus the amount of the bonus to which he would otherwise be entitled, pro rated to the date of termination.

Mr. Sabra's agreement with the Company was entered into effective October 1, 2005, and expires December 31, 2008.   The agreement provides for successive one-year renewal terms, unless either party provides written notice of its intention not to renew the agreement not later than 90 days prior to the end of the term (or renewal period). If the Company gives such notice, subject to certain conditions, Mr. Sabra would be entitled to receive six months salary, at the rate then in effect, as severance.

In a separate but related matter, on November 16, 2006, the Compensation Committee of the Board of Directors established a financial benchmark to facilitate delineation of a formula that, when finalized and approved by the Compensation Committee later this month, will determine the amount of bonus compensation that may be earned by each of Jerome E. Ball, Michael M. Schiffman, and Mr. Sabra, the Company's chief executive officer, chief operating officer, and chief financial officer, respectively, under their respective employment agreements.  The Company anticipates that it will file a Current Report on Form 8-K at such time that describes the formula and the maximum amounts of bonus compensation that each executive may earn pursuant to said formula.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99.1            Press release issued on November 20, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forward Industries Inc.,

By:

/s/ Jerome E. Ball
_______________________________________
Name Jerome E. Ball

Title: Chairman and Chief Executive Officer

Dated: November 21, 2006

EXHIBIT INDEX

Exhibit No.            Description

Exhibit 99.1            Press release issued by the Company on November 20, 2006